SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 23, 2003

INVITROGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-25317	33-0373077

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 Faraday Avenue, Carlsbad, CA	92008

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 603-7200

Not Applicable

(Former name or former address, if changed since last report)

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit	Description

99.1	Invitrogen Corporation press release dated October 23, 2003.

Item 9. REGULATION FD DISCLOSURE.

     In accordance with Securities and Exchange Commission Release No. 33-8216, the following information, which is intended to be furnished under Item 12, “Results of Operations and Financial Condition,” is instead being furnished under Item 9, “Regulation FD Disclosure.” The information contained herein and in the accompanying exhibits shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by Invitrogen Corporation (the “Company”) whether before or after the date hereof, regardless of any general incorporation language in such filing.

     On October 23, 2003, the Company issued a press release regarding the Company’s financial results for the fiscal quarter ended September 30, 2003. The full text of the Company’s press release is attached hereto as Exhibit 99.1

     Certain of the information set forth in the press release may be considered non-GAAP financial measures. We regularly have reported pro forma results for net income and earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The pro forma results exclude merger related non-cash items and business integration costs.

     Our financial results under GAAP include substantial non-cash charges and tax benefits related to acquired businesses. Our pro forma calculations of net income and earnings per share, excluding merger related amortization and business integration costs, are limited because they do not reflect the entirety of our business costs. However, management believes that the pro forma presentation is a useful supplemental disclosure to investors as it provides an indication of the profitability and cash flows of the combined businesses apart from the initial, sunk cost of the acquisition. Management believes that this information is therefore useful to investors in analyzing and assessing our past and future operating performance.

     In addition to the non-cash charges above, we exclude from our pro forma results the costs to integrate our acquired businesses or significant costs to restructure existing businesses as well as related tax benefits. Management views these costs as not indicative of the profitability or cash flows of its ongoing or future operations and excludes these costs as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance.

     We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

`	Invitrogen Corporation

Date: October 23, 2003	By:	/s/ C. Eric Winzer

C. Eric Winzer Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Invitrogen Corporation press release dated October 23, 2003.